Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Second Quarter 2020 Results

Second Quarter 2020 Highlights

•Net sales of $628 million

•Net loss of $42 million

•Segment EBITDA of $65 million

•Liquidity of $479 million as of June 30, 2020

COLUMBUS, Ohio - (August 14, 2020) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the second quarter ended June 30, 2020.
“Despite weaker market conditions from the coronavirus pandemic, our volumes and Segment EBITDA steadily improved sequentially each month within the quarter,” said George Knight, Acting Chief Executive Officer and Chief Financial Officer. “In addition to headwinds associated with COVID-19 that drove softer volumes, we also experienced a temporary manufacturing outage at our Pernis site, which negatively impacted our second quarter 2020 results by approximately $8 million. Within our Coatings & Composites segment, our specialty epoxy resins business reflected continued positive demand in wind energy, while the majority of the year-over-year decline was attributable to our base epoxy resins business. Within our Adhesives segment, both our global formaldehyde and resins businesses reflected headwinds from the pandemic. We remain focused on the health and safety of our associates, and continued to operate our manufacturing sites and our research and development facilities in the second quarter and, as of today, without interruption by leveraging social distancing and enhanced hygiene practices. Despite headwinds from COVID-19, our cash flow from operations improved significantly and we generated $54 million in free cash flow1 in the quarter, which was driven by our continued focus on managing our working capital.”

Mr. Knight added: "We continue to see an impact in the third quarter of 2020 from the pandemic, although our July volumes continued to improve sequentially compared to the prior month. Looking ahead, while we expect the coronavirus to negatively impact our results in the second half of 2020, we are encouraged by the resiliency of our customers in certain end markets, such as wind energy and North American residential construction. Our past restructuring initiatives over the last few years, as well as our current investments in productivity capital expenditures, and the current work with Capgemini has resulted in a leaner and more nimble organization. We remain focused on the things we can control and believe that our streamlined cost structure, along with a diversified portfolio and strong customer relationships, positions us for a solid rebound as demand eventually recovers.”
1 Free cash flow is a non-GAAP financial measure and is a liquidity measure used by the Company. Free cash flow is defined by the Company as net cash provided by (used in) operating activities less capital expenditures on property, plant and equipment. See Schedule 7 to this release for the Company's free cash flow by quarter.

Fresh Start Accounting
Upon emerging from Chapter 11 on July 1, 2019 ("Effective Date") and qualifying for the application of fresh-start accounting, Hexion's assets and liabilities were recorded at their estimated fair values which, in some cases, were significantly different than amounts included in the Company's financial statements prior to the Effective Date. Accordingly, Hexion's financial condition and results of operations on and after the Effective Date are not directly comparable to our financial condition and results of operations prior to the Effective Date. References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized Company subsequent to the Effective Date. References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of the Company on or before the Effective Date.
Second Quarter 2020 Results
In January 2020, Hexion updated its reportable segments to align around two growth platforms: Adhesives; and Coatings and Composites. The Adhesives Segment is organized around Construction Adhesives, Industrial Adhesives, and Intermediates and Derivatives, while the Coatings and Composites Segment is organized around Composites, Performance Coatings, and Base Chemicals. Corporate and Other continues to be a reportable segment. Total net sales for the quarter ended June 30, 2020 were $628 million, a decrease of 30% compared with $892 million in the prior year period. Volume decreases in the second quarter of 2020 driven by COVID-19’s global economic impact across various industries and markets was the main driver of the decrease in net sales. Volume decreases negatively impacted net sales by $206 million, which was primarily related to volume decreases in the Company’s North American resins business due to weaker demand and in our base epoxy and phenolic resins businesses due to overall weakness in the market, primarily in the automotive and construction industries. Pricing negatively impacted sales by $41 million due primarily to raw material price decreases contractually passed through to customers across many businesses and softer market conditions in base epoxy resins. Foreign currency translation negatively impacted net sales by $17 million due to the weakening of various foreign currencies against the U.S. dollar in the second quarter of 2020 compared to the second quarter of 2019.
Net loss for the Successor three months ended June 30, 2020 was $42 million compared to a net loss of $108 million in the Predecessor three months ended June 30, 2019. Total Segment EBITDA for the quarter ended June 30, 2020 was $65 million, a decrease of $47 million compared with the prior year period, driven primarily by driven primarily by weaker volumes throughout the portfolio due to the global pandemic and margin reductions in our base epoxy resins business due to competitive pressures partially offset by margin improvements in our global formaldehyde, Versatic™ Acids and Derivatives and specialty epoxy businesses.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the Successor three and six months ended June 30, 2020 and Predecessor three and six months ended June 30, 2019.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Net Sales (1):
Adhesives	$346	$517	$814	$1,060
Coatings and Composites	282	375	640	718
Total	$628	$892	$1,454	$1,778

Segment EBITDA:
Adhesives	$51	$73	$122	$149
Coatings and Composites	26	52	65	96
Corporate and Other	(12)	(13)	(33)	(30)
Total	$65	$112	$154	$215
(1)  Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Efficiency and Cost Savings Initiatives
Hexion recently announced creation of a business services group within Hexion and a partnership with Capgemini to provide certain administrative functions to further improve Hexion’s organizational efficiency and reduce costs. In the second quarter of 2020, Hexion began implementation with Capgemini to create a best-in-class organization that focuses on gaining efficiencies and process improvements by leveraging automation and state of the art technology for service delivery, while also reducing the Company’s costs in future years.
In the second quarter of 2020, the Company achieved $8 million of cost savings related to its cost savings initiatives. At June 30, 2020, Hexion had approximately $11 million of total in-process savings that it expects to realize over the next 12 months.
Liquidity and Capital Resources
As of June 30, 2020, total debt was approximately $1.9 billion and consisted primarily of the Company’s approximately $1.2 billion Senior Secured Term Loans due 2026 and $450 million Senior Notes due 2027. At June 30, 2020, the Company had $479 million in liquidity, including $292 million of unrestricted cash and cash equivalents. In addition, Hexion has no upcoming maturities on its term loan or notes until 2026. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call
Hexion will host a teleconference to discuss Second Quarter 2020 results on Friday, August 14, 2020 at 9:00 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: (844) 492-6045
International Participants: (574) 990-2716
Participant Passcode: 1892923
Live internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com. A replay of the call will be available for one week following the call and can be access by dialing (855) 859-2056 (U.S.) and (404) 537-3406 (International). The passcode is 1892923.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the other segments. Segment EBITDA should not be considered a substitute for net (loss) income or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedules 4 and 5 to this release for reconciliation of net loss to Segment EBITDA.
Pro Forma EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Pro Forma EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Pro Forma EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Pro Forma EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, Pro Forma EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Indenture governing the Senior Notes due 2027 should not be considered an alternative to interest expense. See Schedule 6 to this release for reconciliation of net income to Pro Forma EBITDA and the Fixed Charges Ratio.
Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment. We believe that free cash flow provides useful information to management, investors, analysts and other parties in evaluating the Company's liquidity and credit quality assessment because it provides an indication of the long-term cash generating ability of our business. See Schedule 7 to this release for the Company's free cash flow by quarter.
Net debt is defined by the Company as total debt less cash and cash equivalents. We believe that net debt provides useful information to management, investors, analysts and other parties in evaluating changes to the Company's capital structure and credit quality assessment. See Schedule 8 to this release for the Company's net debt by quarter.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “might,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, the impact of our indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs, uncertainties related to COVID-19 and the impact of our responses to it and the other factors listed in the Risk Factors section of our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section of our most recent filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global adhesive, coatings, composites and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Successor	Predecessor	Successor	Predecessor
(In millions)	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019

Net sales	$628	$892	$1,454	$1,778
Cost of sales (exclusive of depreciation and amortization shown below)	528	735	1,208	1,462
Selling, general and administrative expense	55	57	130	145
Depreciation and amortization	56	26	114	52
Asset impairments	—	—	16	—
Business realignment costs	18	11	39	15
Other operating expense, net	4	8	11	16
Operating (loss) income	(33)	55	(64)	88
Interest expense, net	25	9	51	89
Other non-operating income, net	(4)	(10)	(4)	(11)
Reorganization items, net	—	156	—	156
Loss before income tax and earnings from unconsolidated entities	(54)	(100)	(111)	(146)
Income tax (benefit) expense	(11)	8	(8)	15
Loss before earnings from unconsolidated entities	(43)	(108)	(103)	(161)
Earnings from unconsolidated entities, net of taxes	1	1	2	2
Net loss	$(42)	$(107)	$(101)	$(159)
Net income attributable to noncontrolling interest	—	(1)	—	(1)
Net loss attributable to Hexion Inc.	$(42)	$(108)	$(101)	$(160)

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $3 and $4, respectively)	$295	$254
Accounts receivable (net of allowance for doubtful accounts of $3)	365	365
Inventories:
Finished and in-process goods	230	232
Raw materials and supplies	89	100
Other current assets	45	51
Total current assets	1,024	1,002
Investment in unconsolidated entities	18	17
Deferred tax assets	6	6
Other long-term assets	54	55
Property and equipment:
Land	110	116
Buildings	177	172
Machinery and equipment	1,392	1,368
	1,679	1,656
Less accumulated depreciation	(182)	(78)
	1,497	1,578
Operating lease assets	117	122
Goodwill	178	178
Other intangible assets, net	1,150	1,188
Total assets	$4,044	$4,146
Liabilities and Equity
Current liabilities:
Accounts payable	$290	$341
Debt payable within one year	76	70
Interest payable	31	35
Income taxes payable	14	17
Accrued payroll and incentive compensation	39	48
Current portion of operating lease liabilities	22	22
Other current liabilities	124	105
Total current liabilities	596	638
Long-term liabilities:
Long-term debt	1,839	1,715
Long-term pension and post employment benefit obligations	246	252
Deferred income taxes	153	164
Operating lease liabilities	82	86
Other long-term liabilities	209	216
Total liabilities	3,125	3,071
Equity
Common stock —$0.01 par value; 100 shares authorized, issued and outstanding	—	—
Paid-in capital	1,164	1,165
Accumulated other comprehensive loss	(55)	(1)
Accumulated deficit	(190)	(89)
Total equity	919	1,075
Total liabilities and equity	$4,044	$4,146

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Successor	Predecessor
(In millions)	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Cash flows used in operating activities
Net loss	$(101)	$(159)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	114	52
Non-cash asset impairments	16	—
Non-cash reorganization items, net	—	139
Deferred tax benefit	(7)	—
Loss on sale of assets	9	3
Unrealized foreign currency losses (gains)	4	(7)
Non-cash stock based compensation expense	9	—
Financing fees included in net loss	—	13
Other non-cash adjustments	(1)	(2)
Net change in assets and liabilities:
Accounts receivable	(16)	(88)
Inventories	5	(19)
Accounts payable	(34)	(28)
Income taxes payable	(3)	8
Other assets, current and non-current	(6)	(8)
Other liabilities, current and long-term	(8)	(17)
Net cash used in operating activities	(19)	(113)
Cash flows used in investing activities
Capital expenditures	(61)	(43)
Proceeds from sale of assets, net	—	1
Net cash used in investing activities	(61)	(42)
Cash flows provided by financing activities
Net short-term debt repayments	(14)	(4)
Borrowings of long-term debt	181	667
Repayments of long-term debt	(32)	(527)
Capital contribution to parent	(10)	—
Financing fees paid	—	(13)
Net cash provided by financing activities	125	123
Effect of exchange rates on cash and cash equivalents, including restricted cash	(4)	—
Change in cash and cash equivalents, including restricted cash	41	(32)
Cash, cash equivalents and restricted cash at beginning of period	254	128
Cash, cash equivalents and restricted cash at end of period	295	96
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$53	$66
Income taxes, net	4	10
Reorganization items, net	—	17

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET LOSS TO SEGMENT EBITDA (Unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Reconciliation:
Net loss attributable to Hexion Inc.	$(42)	$(108)	$(101)	$(160)
Net income attributable to noncontrolling interest	—	(1)	—	(1)
Net loss	$(42)	(107)	(101)	$(159)
Income tax (benefit) expense	(11)	8	(8)	15
Interest expense, net	25	9	51	89
Depreciation and amortization (1)	56	26	114	52
EBITDA	28	(64)	56	(3)
Adjustments to arrive at Segment EBITDA:
Asset impairments	$—	$—	$16	$—
Business realignment costs (2)	18	11	39	15
Transaction costs (3)	4	3	7	26
Realized and unrealized foreign currency (gains) losses	—	(7)	6	(6)
Reorganization items, net (4)	—	156	—	156
Other non-cash items (5)	13	7	25	9
Other (6)	2	6	5	18
Total adjustments	37	176	98	218
Segment EBITDA	$65	$112	$154	$215

Segment EBITDA:
Adhesives	$51	$73	$122	$149
Coatings and Composites	26	52	65	96
Corporate and Other	(12)	(13)	(33)	(30)
Total	$65	$112	$154	$215
(1) For the three and six months ended June 30, 2020, accelerated depreciation of less than $1 and $2, respectively, has been included in “Depreciation and amortization.”
(2) Business realignment costs for the three and six months ended June 30, 2020 and 2019 included:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Severance costs	$2	$7	$10	$9
In-process facility rationalizations	5	1	12	3
Business services implementation	8	—	12	—
Legacy environmental reserves	2	1	4	1
Other	1	2	1	2

(3) For the Successor three and six months ended June 30, 2020, transaction costs included certain professional fees related to strategic projects. For the Predecessor three and six months ended June 30, 2019, transaction costs primarily included $2 and $21, respectively, of certain professional fees and other expenses related to the Company’s Chapter 11 Proceedings.
(4) Represents incremental costs incurred directly as a result of the Company’s Chapter 11 proceedings after the date of filing.
(5) Other non-cash items for the three and six months ended June 30, 2020 and 2019 included:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Fixed asset write-offs	$6	$2	$8	$3
Stock-based compensation costs	4	—	9	—
Long-term retention programs	3	4	6	5
Other	—	1	2	1

(6)  Other for the three and six months ended June 30, 2020 and 2019 included:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Legacy expenses	$2	$—	$5	$3
IT outage costs (recoveries), net	(2)	5	(4)	10
Management fees and other	2	1	4	5

HEXION INC.
SCHEDULE 5: RECONCILIATION OF NET LOSS TO SEGMENT EBITDA BY QUARTER (Unaudited):

	Successor
	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019	July 2, 2019 through September 30, 2019 (1)
Reconciliation:
Net loss attributable to Hexion Inc.	$(42)	$(59)	$(46)	$(43)
Net income attributable to noncontrolling interest	—	—	(1)	—
Net loss	$(42)	$(59)	$(45)	$(43)
Income tax (benefit) expense	(11)	3	(5)	(4)
Interest expense, net	25	26	27	28
Depreciation and amortization (2)	56	58	55	55
EBITDA	$28	$28	$32	$36
Adjustments to arrive at Segment EBITDA:
Asset impairments	$—	$16	$—	$—
Business realignment costs (3)	18	21	11	13
Transaction costs (4)	4	3	6	5
Realized and unrealized foreign currency (gains) losses	—	6	(4)	9
Unrealized losses on pension and OPEB plan liabilities (5)	—	—	5	—
Non-cash impact of inventory step-up (6)	—	—	—	29
Other non-cash items (7)	13	12	10	—
Other (8)	2	3	8	7
Total adjustments	37	61	36	63
Segment EBITDA	$65	$89	$68	$99

Segment EBITDA:
Adhesives	$51	$71	$72	$72
Coatings and Composites	26	39	15	44
Corporate and Other	(12)	(21)	(19)	(17)
Total	$65	$89	$68	$99
(1) The July 1, 2019 period represents the Predecessor period date that the Company emerged from bankruptcy and was excluded from this table. The components of the July 1, 2019 Predecessor period are mainly comprised of $3,232 net gain on reorganization items, $29 of non-cash impact of inventory step-up, $207 of income tax expense and $18 of deferred revenue that was accelerated on July 1 as part of Fresh Start Accounting. All of the Company's business operations in the third quarter of 2019 are included in the Successor period July 2, 2019 through September 30, 2019.
(2) For the three months ended June 30, 2020 and March 31, 2020, accelerated depreciation of less than $1 and $2, respectively, has been included in “Depreciation and amortization.”
(3) Business realignment costs for the three months ended June 30, 2020, March 31, 2020, December 31, 2019 and the period July 2, 2019 through September 30, 2019 included:

	Successor
	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019	July 2, 2019 through September 30, 2019
Severance costs	$2	$8	$5	$5
In-process facility rationalizations	5	6	3	3
Business services implementation	8	4	—	—
Legacy environmental reserves	2	2	3	4
Other	1	1	—	1
(4) For the three months ended June 30, 2020 and March 31, 2020, transaction costs include certain professional fees related to strategic projects. For the three months ended December 31, 2019 and the period from July 2, 2019 through September 30, 2019, transaction costs primarily included $2 and $4, respectively, of certain professional fees and other expenses related to the Company's Chapter 11 proceedings incurred post-emergence, as well as certain professional fees related to strategic projects.
(5) Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.
(6) Represents $29 of non-cash expense related to the step up of finished goods inventory on July 1, 2019 as part of fresh start accounting that was expensed in the successor period upon the sale of the inventory.

(7) Other non-cash items for the three months ended June 30, 2020, March 31, 2020, December 31, 2019 and the period July 2, 2019 through September 30, 2019 included:

	Successor
	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019	July 2, 2019 through September 30, 2019
Fixed asset write-offs	$6	$2	$6	—
Stock-based compensation costs	4	5	3	5
Long-term retention programs	3	3	(1)	(1)
One-time capitalized variance impact of inventory fresh start step-up	—	—	—	(4)
Other	—	2	2	—
(8) Other items for the three months ended June 30, 2020, March 31, 2020, December 31, 2019 and the period July 2, 2019 through September 30, 2019 included:

	Successor
	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019	July 2, 2019 through September 30, 2019
Legacy expenses	$2	$3	$2	5
IT outage costs (recoveries), net	(2)	(1)	1	(1)
Management fees and other	2	1	5	3

HEXION INC.
SCHEDULE 6: CALCULATION OF THE RATIO OF PROFORMA EBITDA TO FIXED CHARGES (Unaudited)

June 30, 2020
LTM Period
Net income	$2,865
Income tax expense	190
Interest expense, net	105
Depreciation and amortization	223
EBITDA	3,383
Adjustments to arrive at Pro Forma EBITDA:
Asset impairments	16
Business realignment costs (1)	63
Realized and unrealized foreign currency losses	12
Unrealized losses on pension and postretirement benefits (2)	5
Transaction costs (3)	18
Reorganization items, net (4)	(3,261)
Non-cash impact of inventory step-up (5)	29
Other non-cash items (6)	35
Acceleration of deferred revenue (7)	18
Other (8)	24
Cost reduction programs savings (9)	11
Pro Forma EBITDA	$353
Pro forma fixed charges (10)	$106
Ratio of Pro Forma EBITDA to Fixed Charges (11)	3.33
(1) Primarily represents costs related to certain in-process cost reduction activities, including severance costs of $20, $17 related to certain in-process facility rationalizations, $11 for future environmental clean-up of closed facilities and one-time implementation and transition costs associated with the creation of a business services group within the Company of $12.
(2) Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.
(3) Represents certain professional fees related to strategic projects, including $6 of certain professional fees and other expenses related to our Chapter 11 proceedings incurred post-emergence.
(4) Represents incremental costs incurred directly as a result of our Chapter 11 proceedings after the date of filing, gains on the settlement of liabilities under the Plan and the net impact of fresh start accounting adjustments.
(5) Represents $29 of non-cash expense related to the step up of finished goods inventory on July 1, 2019 as part of fresh start accounting that was expensed in the successor period upon the sale of the inventory.
(6) Primarily includes expenses for stock-based compensation costs of $17, non-cash fixed asset write-offs of $14 and long-term retention programs of $4.
(7) Represents the impact of deferred revenue that was accelerated on July 1, 2019 as part of fresh start accounting.
(8) Primarily represents $12 of expenses related to legacy liabilities, $6 of business optimization expense, $9 related to management fees and other expenses, offset by $3 of IT outage recoveries.
(9) Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs. We expect the savings to be realized within the next 18 months.
(10) Reflects pro forma interest expense based on interest rates at June 30, 2020.
(11) The Company’s ability to incur additional indebtedness, among other actions, is restricted under the Secured Indentures, unless the Company has a Pro Forma EBITDA to Fixed Charges ratio of at least 2.0 to 1.0.

HEXION INC.
SCHEDULE 7: FREE CASH FLOW BY QUARTER (Unaudited):

	Successor
	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019	July 2, 2019 through September 30, 2019
Net cash provided by (used in) operating activities	$83	$(102)	$199	$25
Capital expenditures	(29)	(32)	(36)	(22)
Free Cash Flow (1)	54	(134)	163	3
(1) Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operating activities, less capital expenditures on property, plant and equipment.

HEXION INC.
SCHEDULE 8: NET DEBT BY QUARTER (Unaudited):

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Debt payable within one year	$76	$80	$70	$87
Long term debt	1,839	1,834	1,715	1,702
Total Debt (1)	$1,915	$1,914	$1,785	$1,789
Less: Cash and cash equivalents	(295)	(250)	(254)	(108)
Net Debt (2)	$1,620	$1,664	$1,531	$1,681
(1) Total debt represents the sum of "Debt payable within one year" and "Long-term debt" on the Condensed Consolidated Balance Sheets. Certain components of total debt are denominated in foreign currencies.
(2) Net debt represents "Total Debt" as defined above less "Cash and cash equivalents" on the Condensed Consolidated Balance Sheets.